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                           EXCLUSIVE AGREEMENT TO SELL
                           ---------------------------

This Exclusive Agreement to Sell is made July 30, 2001, by and between WEAVER REALTY GROUP, INC./Grubb & Ellis/Phoenix Realty Group ("Broker") and CEDAR INCOME FUND PARTNERSHIP, L.P. ("Owner") and shall be effective from the date hereof until May 15, 2002 (the "Term").

In consideration of Broker's agreement to use its best efforts to procure a ready, willing and able buyer for, and effect a sale of SOUTHPOINT PARKWAY CENTER, 6800 Southpoint Parkway, Jacksonville, Florida (the "Property") and Broker's agreement to perform its obligations hereunder,

(1) Owner grants to Broker the exclusive right to the sell the Property at a price (the "Purchase Price") of FIVE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($5,800,000), or such other price acceptable to Owner in its sole discretion, all cash (or on such other terms acceptable to Owner in its sole discretion) and

(2) Owner agrees to pay Broker, and Broker agrees to accept as full compensation for all services provided or expenses incurred to or on behalf of Owner, a sales commission (the "Commission") in the amount of four percent (4%) of the Purchase Price actually received by the Owner.

The Commission shall be earned by Broker ONLY IF (i) during the Term, the Property is sold to an unrelated third-party and the Purchase Price is unconditionally paid in full to Owner or (ii) during the Term, the Property is shown to an unrelated person or entity (or a disclosed representative of an unrelated person or entity) which person or entity (and representative) is registered in writing as a client of Broker no later than ten (10) business days after expiration of the Term (a "Registered Purchaser") and the Property is sold to such Registered Purchaser and the Purchase Price is unconditionally paid in full to Owner within 120 days after the expiration of the Term.

Broker hereby absolutely and unconditionally waives any right it may have to impose a lien upon the Property for any reason and any attempt to do so shall immediately terminate Broker's rights to any amounts under this agreement. In the event of any dispute between Owner and Broker, each party hereby waives the right to trial by jury.

As a condition precedent to any payment hereunder, Broker warrants and represents to Owner that, to the best of its knowledge and information, Broker is the only broker responsible for and entitled to payment of commission or compensation from Owner by reason of the sale of the Property. If any cooperating broker is utilized, Broker shall be solely responsible for the payment of any fees or commissions claimed by such cooperating broker.


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Broker agrees to indemnify, defend, save and hold Owner, Cedar Income Fund,
Ltd., Cedar Bay Realty Advisors, Inc. and Brentway Management LLC free and harmless from any claim, liability, judgment, cost or expense, including reasonable attorneys' fees and disbursements, incurred by such party by reason of any claim made against such party by any person for commission, compensation or damages for loss of commission or compensation by reason of this transaction.

No recourse shall be had on any of Owner's obligations under this agreement or for any claim based hereon or otherwise in respect hereof against any partner of Owner or any incorporator, subscriber to the capital stock, shareholder, officer or director of any corporate partner or any employee or agent of Owner (including, without limitation Brentway Management LLC and its employees), past, present or future or of any successor thereto, or against any principal, disclosed or undisclosed, or any affiliate of Owner whether directly or indirectly, all such liability being expressly waived and released by Broker.

Broker shall look only and solely to Owner's estate and interest in and to the Property for the satisfaction of any right arising out of this agreement, or for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Owner and no other property or assets of Owner or its agents, employees, partners, principals (disclosed or undisclosed), or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Broker's rights and remedies under or with respect to this agreement.

This agreement shall not be binding upon Owner unless and until it has been executed by both Owner and Broker and an original thereof delivered to each party.

In addition to Broker's obligations described above, Broker covenants and agrees:

(a) To inspect the Premises and to secure and to compile written information with respect to selling the Premises.

(b) To list, with any local or other multiple listing service, to offer for sale, and to enlist the best efforts and resources of Broker's organization to perform its obligations under this Agreement. Broker shall advertise the property at a listing price of $5,800,000.

(c) To submit progress reports to Owner concerning prospective buyers and the status of any sale negotiations monthly along with current market information affecting the Property.

(d) To list the Property for sale with other qualified brokers and to solicit active cooperation in disposing of the same.

(e)      To use its best efforts to sell the Property.

This Agreement contains the entire understanding between the parties with respect to the matters contained herein. No representation, warranties, covenants or agreements have been made concerning or affecting the subject matter of this Agreement, except as are explicitly contained herein. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement is sought. Notices provided or allowed for herein shall be in writing and shall be deemed given when hand-delivered in person or when received or refused by the addressee when sent by (a) United States Mail postage prepaid, certified, return receipt requested or (b) Federal Express or similar national overnight delivery service, properly addressed to the address of the parties as listed below, or to any change of address as given in writing by either party to the other party.
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     Owner or Owner's representative at:         Broker at:

     Brenda Walker                               W. Frost Weaver
     Brentway Management LLC                     Weaver Realty Group, Inc.
     44 South Bayles Avenue                      7400 Baymeadows Way, Suite 100
     Port Washington, NY  11050                  Jacksonville, FL  32256

Broker shall not assign or allow assumption of this Agreement, except with prior written consent of Owner, and any such assignment shall be void ab initio.

IN WITNESS WHEREOF, the parties have executed this instrument on the day and year aforementioned.

OWNER:
CEDAR INCOME FUND PARTNERSHIP, L.P.
By.  Cedar Income Fund, Ltd.

         By:________________________________
                  Name:  Brenda J. Walker
                  Title:    Vice President
BROKER:
WEAVER REALTY GROUP, INC./Grubb & Ellis/Phoenix Realty Group


By:  ________________________________
         Name:  W. Frost Weaver
         Title:    President